ASSETS PURCHASE AGREEMENT

dated as of

January 4th, 2008

by and between

RxElite Israel LTD.

and

FINETECH LABORATORIES LTD.

TABLE OF CONTENTS

ARTICLE I. PURCHASE AND SALE OF ASSETS		1
1.01	PURCHASE AND SALE OF ASSETS	1
1.02	PURCHASE PRICE	1
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE SELLER		3
2.01	EXISTENCE AND POWER OF THE COMPANY	3
2.02	AUTHORIZATION	3
2.03	NON-CONTRAVENTION	3
2.04	SUBSIDIARIES	4
2.05	FINANCIAL STATEMENTS	4
2.06	ABSENCE OF CERTAIN CHANGES	4
2.07	ASSETS	4
2.08	REAL PROPERTY	4
2.09	INTELLECTUAL PROPERTY	5
2.10	PRODUCT WARRANTY	5
2.11	PRODUCT LIABILITY	5
2.12	MATERIAL CONTRACTS	6
2.13	LICENSES AND PERMITS	6
2.14	EMPLOYEES	6
2.15	ENVIRONMENTAL MATTERS	7
2.16	TAX MATTERS	7
2.17	TRANSACTIONS WITH AFFILIATES	7
2.18	FEES	8
2.19	CUSTOMERS AND SUPPLIERS	8
2.20	COMPLIANCE WITH LAWS; NO DEFAULTS	8
2.21	LEGAL PROCEEDINGS	8
2.22	CAPITALIZATION	8
2.23	NO UNDISCLOSED LIABILITIES	8
2.24	COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT, EXPORT CONTROL AND ANTIBOYCOTT LAWS	8
2.25	CONDITION AND SUFFICIENCY OF ASSETS	9
2.26	BOOKS AND RECORDS	9
2.27	INVENTORIES	9
2.28	ACCURACY OF INFORMATION FURNISHED	9
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		9
3.01	ORGANIZATION AND EXISTENCE	9
3.02	CORPORATE AUTHORIZATION	9
3.03	GOVERNMENTAL AUTHORIZATION	10
3.04	NON-CONTRAVENTION	10
3.05	FEES	10
3.06	LITIGATION	10
3.07	CONFIRMATION	10
3.08	CSO RULES	10
ARTICLE IV. COVENANTS OF SELLER AND PURCHASER		10
4.01	BEST EFFORTS; FURTHER ASSURANCES	10
4.02	COMPLIANCE WITH LAWS	11
4.03	CERTAIN FILINGS	11
4.04	PUBLIC ANNOUNCEMENTS	11
4.05	NOTICE OF DEVELOPMENTS	11

ARTICLE V. CLOSING		11
5.01	CLOSING	11
5.02	DELIVERIES AND ACTIONS BY THE SELLER	11
5.03	DELIVERIES AND ACTIONS BY THE PURCHASER	12
ARTICLE VI. INDEMNIFICATION		12
6.01	INDEMNIFICATION BY THE SELLER	12
6.02	INDEMNIFICATION BY THE PURCHASER	13
6.03	INDEMNIFICATION PROCEDURE FOR THIRD-PARTY CLAIMS	13
6.04	LIMITATIONS ON INDEMNIFICATION	14
ARTICLE VII. MISCELLANEOUS		14
7.01	SURVIVAL	14
7.02	NOTICES.	14
7.03	AMENDMENTS; NO WAIVERS	15
7.04	EXPENSES	15
7.05	SUCCESSORS AND ASSIGNS	15
7.06	GOVERNING LAW	15
7.07	SPECIFIC PERFORMANCE	15
7.08	COUNTERPARTS; EFFECTIVENESS	15
7.09	ENTIRE AGREEMENT	15
7.10	CONSTRUCTION	16
7.11	SEVERABILITY	16
7.12	CERTAIN DEFINITIONS	17

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of January 4th, 2008, by and between RxElite Israel Ltd., a limited liability company organized under the laws of the State of Israel (the “Purchaser”), a company fully owned by, RxElite Inc., a Delaware corporation, the sole shareholder of the Purchaser (“RxElite”), and FineTech Laboratories, Ltd., a limited liability company organized under the laws of the State of Israel (the “Seller” or “Finetech” or the “Company”), a company fully owned by Dr. Arie Gutman (“Gutman”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of developing, manufacturing, and marketing active pharmaceutical ingredients and development services (the “Business”);

WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, all of the assets of the Company, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

ARTICLE I.
PURCHASE AND SALE OF ASSETS AND RELATED MATTERS

1.01 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell, convey and transfer to the Purchaser, and the Purchaser hereby agrees to purchase and acquire from the Seller, all of the assets of the Seller (the “Acquired Assets”, which term includes the tangible and intangible assets of the Company, Inventories, Intellectual Property Assets, Contracts, clients base and clients relations, and all other assets of the Company, except the Excluded Assets).

1.02 Purchase Price and Payment. The purchase price for the Acquired Assets (the “Purchase Price”) shall be US$6,200,000 (six million and two hundred thousand US Dollars), payable in cash on the Closing Date, in the following manner: (i) on the date of signing this Agreement, the Purchaser will deposit the Purchase Price in the hands of Advocate Y. Primes of the Law Firm Primes, Givon, Shiloh and Meir (the “Trustee”), such deposit to be effected in the form of a wire transfer to a trust account operated by the Trustee, as notified by the Trustee prior to the date of signing; (ii) the Trustee will release the amount of the Purchase Price to the Seller upon presentation of the documents set forth in Sections 5.02(a) and 5.02(b), appearing to be duly signed; (iii) should these documents not be presented to the Trustee within 30 days after the date of this Agreement, the Trustee will return to the Purchaser the full amount deposited in his hands.

In the event described in sub-paragraph (iii) above, this Agreement shall be terminated without claims or demands among the parties hereto, except that the Purchaser and RxElite will be bound to maintain in confidence and not use or enable others to use any and all confidential information of the Company, and these undertakings of the Purchaser and RxElite will survive such termination and remain valid and binding for a period of five (5) years.

1.03 Assignment of Contracts. The Company is a party to several contracts with customers/licensees, lessors, service providers and others. Copies of all these contracts (the “Contracts”) were submitted to the Purchaser.

Subject to the following provisions of this Section 1.03, the Company hereby assigns the Contracts to the Purchaser, and the Purchaser hereby accepts this assignment.

As regarding the December 2006 agreement between the Company and Unipharm Ltd., the parts of this agreement that deal with options to purchase shares of the Company will not be assigned to the Purchaser, and the Purchaser will have no liability for issuance of shares to Unipharm.

The parties hereto will make all reasonable efforts to obtain the approval of the other parties to the Contracts to the aforesaid assignment. Until such consent is obtained (or until the expiration of those Contracts for which the consent is not obtained), the following “back to back” rules will apply: (i) the Company will continue to operate the Contracts, (ii) the Purchaser will perform, as a sub-contractor to the Company, all the undertakings of the Company under the Contracts, and will be liable towards the Company for all matters for which the Company is liable towards the other parties to the Contracts, and (iii) the Purchaser will be entitled to all consideration received by the Company out of the Contracts after the Closing Date, and the Company shall transfer to the Purchaser all such consideration upon receipt from the other parties to the Contracts.

1.04 Assignment/Obtainment of Permits, etc. Following the Closing, the parties hereto will make all reasonable efforts to cause the transfer to the Purchaser’s name, or the obtainment by the Purchaser, of the permits, licenses, franchises and other similar authorizations presently held by the Company.

1.05 Employees. Following the Closing, the Company will give a termination notice to all its employees. At the same time, the Purchaser will present to all such employees an offer to become the employees of the Purchaser, under terms similar to those applicable to their employment by the Company. The termination of the employment relations with the Company will become effective 30 days after the date of the notice (the “Notice Period”), and the new employment contracts between the Purchaser and the accepting employees will become effective on the same date.

The Company is responsible for all payments and benefits due to the employees and for all payments related to their employment (including amounts to be paid to the tax and social security authorities) arising from the period until the effective date of termination and from the termination of the employment relations with the Company.

During the Notice Period, the following rules will apply: (i) the employees will be required to continue to carry out their functions in the Company as before, (ii) the work product will belong to the Purchaser and will be to the benefit of the Purchaser, (iii) the Purchaser will reimburse the Company for all costs of the Company related to the employment of the employees during the Notice Period.

1.06 Excluded Assets. The following items (herein referred to as the “Excluded Assets”) are not included in the Acquired Assets: (i) Accounts Receivable and Accounts Payable, as outstanding on the Closing Date, (ii) all bank accounts and cash on hand, (iii) debts due to the Company, as outstanding on the Closing Date, (iv) debts of the Company to third parties (including government authorities), as outstanding on the Closing Date, (v) liabilities arising from the Contracts that are attributable to the pre-Closing period, (vi) loss carry-forward amounts for tax purposes. All of the foregoing Excluded Assets are to the benefit, cost and responsibility of the Company.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (unless another date is expressly set forth below) that:

2.01 Existence and Power of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Israel, and the Company has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on the Business as now conducted. However, the use and marketing of the Company’s products in each jurisdiction requires regulatory permits, and the customary practice of the Company is to require its customers to obtain such permits. As a result, the Company makes no warranty regarding the existence or availability of such permits. The Company has heretofore delivered to the Purchaser true and complete copies of the Company’s articles of association as currently in effect.

2.02 Authorization.

(a)  Except as expressly provided in this Agreement, the execution, delivery and performance by the Seller of this Agreement and all other documents and agreements to be executed by the Seller in connection herewith (the “Related Documents”) and the consummation by the Seller of the transaction contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority in Israel.

(b) The Seller shall notify the Chief Scientist Office (“CSO”) and the Investment Centre of the State of Israel Industry, Trade and Employment Ministry of the transaction hereunder, and shall make all reasonable efforts to obtain the approval of these two bodies, if necessary. Each of the Purchaser and RxElite acknowledges its awareness that the Purchaser and RxElite will be required to execute a document towards the CSO, materially confirming the matters described in Section 3.08 below, and each of the Purchaser and RxElite hereby agrees to execute such document. The obtainment of the CSO approval is a condition precedent to the validity and effectiveness of this Agreement.

(c) The US corporation PAR Pharmaceutical Companies, Inc. (“PAR”) is a major client of the Company for the Cabergoline API. On October 31, 2007, Finetech has given notice to PAR that it intends to cease the supply of Cabergoline to PAR. Consequently, PAR has a limited period option to purchase material assets of Finetech. The written waiver by PAR of this option, or non-exercise of the option until the expiration of the option period, is a condition precedent to the validity and effectiveness of this Agreement.

(d) This Agreement and the Related Documents have been duly executed and delivered by the Seller and constitute the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by laws governing bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, without limitation, relating to or affecting creditors’ rights generally.

2.03 Non-Contravention. Subject to the conditions precedent as set forth in Section 1.03 and in Section 2.02 above, the execution, delivery and performance by the Seller of this Agreement and the Related Documents, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) contravene, violate or conflict with, or constitute a violation of, any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Seller;

(b) conflict with, result in a breach or violation of, or constitute a default under, any agreement, contract or other instrument binding upon the Seller; or

(c) result in the creation or imposition of any Encumbrance on any of the Acquired Assets.

2.04 Subsidiaries. The Company does not own directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

2.05 Financial Statements. The audited 2006 Year End Financial Statements and the un-audited November 30, 2007 year-to-date income statements for the Company have been previously delivered to the Purchaser. The Year End Financial Statements of the Company were prepared in accordance with Generally Accepted Accounting Principles in Israel (“GAAP”) applied on a consistent basis. The Year End Financial Statements fairly present the financial position of the Company as of the date thereof and its results of operations for the period then ended. The un-audited “30 November 2007 Balance Sheet” and income statement as of and for the first 11 months of calendar year 2007 (the “January to November 2007 Income Statement”), and together with the Cash Flow Statement for the same period, the “Interim Balance Sheet”) attached hereto as Schedule 2.05 fairly present in all material respects the financial position of the Company as of the date thereof and the results of operations for the periods then ended and were prepared in accordance with GAAP applied on a consistent basis (except for any absence of footnotes required by GAAP and subject to customary year-end adjustments).

2.06 Absence of Certain Changes. Since December 31, 2006, except as described in sub-section 2.02(c), the Company has conducted its business and operations in the ordinary course consistent with past practice and to the knowledge of the Seller, except as disclosed on the Interim Balance Sheet, there has not been any Material Adverse Effect on the Company or the Acquired Assets or any event, occurrence, development or state of circumstances or facts which as of the date hereof could reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Assets;

2.07 Ownership. The Seller is the sole and exclusive owner of, and has good and marketable title to the Acquired Assets, free and clear of all Encumbrances, and is exclusively entitled to possess and dispose of same. At the Closing, the Seller will transfer to the Purchaser good and marketable title to all of the Acquired Assets, free and clear of any and all Encumbrances. At the Closing, there shall be no outstanding agreements or options to sell to any person or entity other than the Purchaser the right to purchase or otherwise acquire any of the Acquired Assets.

2.08 Real Property.

(a) The Company does not own any Real Property.

(b) The Company is a party to a rental contract with Nesharim concerning the Leased Premises (the “Lease”), and has valid leasehold interest(s) in the Leased Premises. The Lease is (i) the legal, valid and binding obligation of the Company, (ii) in full force and effect in accordance with its terms and (iii) enforceable against the landlord that is party thereto in accordance with its terms. There exists no default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of the Company or, to Seller’s knowledge, the lessor under the Leases. The Seller has provided to the Purchaser a complete and correct copy of the Lease, including all amendments thereto.

(c) To the knowledge of the Seller, there are no developments affecting any of the Leased Premises pending or threatened which could materially detract from the value of the Leased Premises or materially interfere with any present or intended use thereof.

(d) The Lease is one of the Contracts, and will be assigned to the Purchaser in the manner described in Section 1.03 above.

2.09 Intellectual Property.

(a) The Company owns all right, title and interest in and to or is duly licensed to use or may freely use, all of the Intellectual Property presently used in the operation of the Business as it is conducted or as expected to be conducted on the Closing Date. To the knowledge of the Seller, there is no other item of Intellectual Property that is necessary for the conduct of the Business as presently operated or as expected to be operated as of the Closing Date. To the knowledge of the Seller, the operation of the Company’s Business does not infringe, misappropriate or otherwise violate or misuse any Intellectual Property of any third party (“Third Party Intellectual Property Assets”). To the knowledge of the Seller, the Business as presently conducted does not, and the Intellectual Property as historically used by the Company do not, interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Third Party Intellectual Property Assets.

(b) Attached as Schedule 2.09 is a status report, prepared by the Company’s patent attorneys, showing the status (subject to future developments) of all patent applications filed by or on behalf of the Company and all patents granted to the Company. All licenses to use intellectual property rights that were granted to or by the Company (excluding “off the shelf” licenses) are as provided in the Company’s contracts listed on Schedule 2.12. Nothing contained in this Agreement means, or will be interpreted to mean, that the Seller warrants or promises any of the following: (i) that patent applications will mature into patents, (ii) the scope of protection granted by any issued patent, (iii) the validity of any patent, (iv) immunity of any patent from revocation or circumvention, (v) the continued value of any patent.

2.10 Product Warranty. To the knowledge of the Seller and subject to receipt of all necessary territorial permits by the Company’s buyers, each product sold, leased or delivered, and each service rendered, by the Company has been in conformity with all applicable laws, contracts and all express and implied warranties, and the Company does not have any currently known liability (whether conditional or unconditional, latent or patent) thereunder, and there is no currently known basis for, any present or future action against it giving rise to any such liability. Except for normal warranties customarily provided to buyers and users, no product sold, leased or delivered, and no service rendered, by the Company is subject to any guaranty, warranty or other indemnity or similar liability.

2.11 Product Liability. To its knowledge, the Company does not have any liability, and there is no basis for, any present or future action against it giving rise to any such liability, arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold, leased or delivered by the Company.

2.12 Material Contracts. The Seller have caused to be made available to the Purchaser for review complete and correct copies of all the contracts listed on Schedule 2.12 (the “Contracts”), which contains a complete and accurate list of all material contracts to which the Company is a party or which relate to the Business. All of the Contracts are valid, binding and in full force and effect against the Company and, to the Seller’s knowledge, are valid, binding and in full force and effect against the other parties thereto. The Company is not in default in any material respect, and no notice of alleged default has been received by the Company under any of the Contracts, no other party thereto is, to the Seller’s knowledge, in default thereunder in any material respect, and, to the Seller’s knowledge, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a material default under any of the Contracts by the Company or any other party thereto. The Contracts will be assigned to the Purchaser in the manner described in Section 1.03 above.

2.13 Licenses and Permits. Schedule 2.13 lists and correctly describes each governmental license, permit, authorization, consent or approval affecting, or relating in any way to, the Company or the Business, together with the name of the Governmental Authority issuing such license or permit (the “Permits”). Except end of year renewal requirements, all such Permits are valid and in full force and effect. Such Permits are sufficient for the operation of the Business as presently conducted, subject to receipt of all necessary territorial permits by the Company’s buyers in each jurisdiction. The Permits will be assigned to the Purchaser in the manner described in Section 1.03 above.

2.14 Employees.

(a) Schedule 2.14(a) contains a complete list of all employees, contractors and other persons employed by or contracted directly by the Company (the “Affected Employees”). The Seller has previously provided the Purchaser the following information for each Affected Employee: (i) the rate of pay for such Affected Employee (presently and for the past six months) and any and all commission, bonus or other compensation arrangements between the Company and such Affected Employee, (ii) the location of such Affected Employee, (iii) the entity that employs such Affected Employee and (iv) the current position of each Affected Employee.

(b) Except as provided by applicable law (including, inter-alia, extension decrees under the law in Israel), and except as provided in individual agreements of the Affected Employees, the Company is not a party to (i) any collective bargaining agreement covering any Affected Employee, (ii) any agreement respecting the employment of any Affected Employee, or (iii) any agreement for the provision of consulting or other professional services provided by any Affected Employee which is not cancelable without penalty (except severance pay) on less than 30 days notice. Within the last year the Company has not experienced any labor disputes, unfair labor practice changes, union organization attempts or any work stoppage due to labor disagreements. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to any Affected Employee, and is not engaged in any unfair labor practice with respect to any Affected Employee. The Seller is not aware of any current attempts to organize or establish any labor union or employee association relating to the Affected Employees nor is there any certification of any such union with regard to a bargaining unit pending.

(c) There are no benefits due to Affected Employees except as provided by applicable law (including, inter-alia, extension decrees under the law in Israel), by the individual agreement of each Affected Employee and by custom in Israel.

(d) A former employee of the Company has filed a claim against the Company for an amount equal to app. US$26,000. The Company is opposing this claim in court, and believes that it has a good chance of winning the case or paying a reduced amount.

(e) The provisions of Section 1.05 above shall apply to the employees of the Company.

2.15 Environmental Matters. Without in any manner limiting any other representation or warranty set forth in this Agreement: with respect to each Business Facility, to its knowledge, the Company is in compliance with, and has no liability under any applicable environmental law.

2.16 Tax Matters.

(a) The Company has timely filed (taking into account any applicable extensions) all applicable Tax Returns and reports for all years and periods for which such returns and reports were due to be filed by it prior to the Closing Date. To the knowledge of the Seller, each of such Tax Returns as filed was correct and complete.

(b) The Company is not currently the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the Tax authorities of Israel, nor has the Company received any notices from any Tax authority relating to any such issue or potential issue.

(c) There are no liens for Taxes upon any assets or properties of the Company, except for statutory liens for current Taxes not yet due. The Company has not, as of the date hereof, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes.

(d) The Company has timely paid all Taxes and Tax liabilities in respect of periods prior to the date hereof and, to its knowledge, has accrued on its financial statements an amount necessary to pay in full all unpaid Taxes. To its knowledge, the Company has complied with all applicable Tax Laws.

(e) To its knowledge, all Taxes that the Company is or was required to withhold have been duly withheld and, to the extent required, have been paid to the proper Governmental Authority.

2.17 Transactions with Affiliates.

(a) Except as regards the relations between Gutman and the Company and except for the recent repurchase by the Company of its shares, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from any officer, director or shareholder of the Company or any of their respective Affiliates, except for loans, advances or borrowings repaid prior to the Closing Date.

(b) None of the present shareholders of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. None of such shareholders owns (of record or as a beneficial owner) an equity interest in, a Person that has (i) business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engaged in competition with the Company with respect to any line of products or services of the Company (a “Competing Business”) in any market presently served by the Company. Except as regards the management services provided by Gutman to the Company and as described in the Assignment and Non-Competition Agreement attached hereto, none of the present shareholders of the Company is a party to any Contract with, or has any claim or right against, the Company, other than his rights as shareholder.

2.18 Fees. The Company has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement.

2.19 Customers and Suppliers. Except for the decision of the Company to cease supply of cabergoline to PAR, the Company has no knowledge of any intention or indication of intention by a significant customer or a significant supplier to terminate its business relationship with the Company or to limit its business relationship with the Company in any material respect.

2.20 Compliance with Laws; No Defaults.

(a) To its knowledge, the Company is not (i) in violation of any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any court or Governmental Authority to which the Company is subject or (ii) subject to any claim asserted by any Governmental Authority that the Company is in violation of any Legal Requirement.

(b) To its knowledge, as of the date hereof, the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any contract or other instrument binding upon the Company or affecting or relating to its business or any license, authorization, permit, consent or approval held by the Company or affecting or relating to its business, except as otherwise disclosed in this Agreement or in Schedules attached hereto.

2.21 Legal Proceedings. There is no order in which relief is sought involving, affecting, or relating to the Company or the Business or the ownership, operation or use by the Company of any of its assets or that would prevent, delay or make illegal the transaction contemplated by this Agreement and there is no litigation, action, suit, proceeding or governmental investigation pending or, to the Company’s knowledge, threatened against (orally or in writing), involving, affecting or relating to the Company, the Acquired Assets or the transaction contemplated by this Agreement.

2.22 Capitalization. As of the date hereof, Gutman holds all of the outstanding shares of the Company. None of the outstanding equity securities of the Company were issued in violation applicable law in Israel.

2.23 No Undisclosed Liabilities. As far as the Company is aware, it has no liabilities, except for: (i) liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet, (iii) liabilities arising from the Contracts, and (iv) liabilities imposed by applicable law.

2.24 Compliance With The Foreign Corrupt Practices Act, Export Control and Antiboycott Laws.

(a) The Company has at all times been in compliance with all Legal Requirements applicable to it, relating to export control and trade embargoes. No product sold or service provided by the Company during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(b) The Company has not violated the antiboycott prohibitions applicable to it. During the last five (5) years, the Company has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any contract under which a product has been sold to customers in Cuba, Iraq, Iran, Libya or North Korea.

2.25 Condition and Sufficiency of Assets. The buildings and equipment used by the Company are in workable operating condition and repair and are adequate to the uses to which they are being put, and none of such buildings or equipment is in need of extraordinary maintenance or repairs. The buildings and equipment used by the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

2.26 Books and Records. The books of account, stock record books, and other records of the Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

2.27 Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business of the Company except for obsolete items and items of below-standard quality which have been written off or written down to net realizable value on the accounting Records of the Company as of the Closing Date, as the case may be. The Company is not in possession of any finished goods, works in process, raw materials, spare parts or other materials or supplies not owned by the Company, including goods already sold. All of the Inventories have been valued at the lower of cost or net realizable value on a first in first out basis. Inventories now on hand that were purchased after the Balance Sheet Date were purchased in the Ordinary Course of Business of the Company at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

2.28 Accuracy of Information Furnished. To the knowledge of the Seller, no representation, statement or information contained in this Agreement (including the various Schedules and Exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to the Purchaser or their representatives by the Seller, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein not misleading. Copies of all documents listed or described in the various Schedules attached hereto and provided by Seller to the Purchaser are true, accurate and complete.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

3.01 Organization and Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel.

3.02 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of the Purchaser.

3.03 Governmental Authorization. The execution, delivery and performance by the Purchaser of this Agreement requires no action by or in respect of, or filing with or consent of, any Governmental Authority.

3.04 Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement does not and will not (i) contravene or conflict with the articles of association of the Purchaser or (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon the Purchaser.

3.05 Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission from the Seller upon consummation of the transactions contemplated by this Agreement.

3.06 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Purchaser threatened against or affecting, the Purchaser before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transaction contemplated hereby.

3.07 Confirmation. Purchaser confirms that it and its Officers and Directors were given the opportunity to examine the financial and business situation of the Company, and to ask questions and receive answers from the management of the Company. The Purchaser and its Officers and Directors are knowledgeable, and are aware of all the risks associated with purchase of high-tech assets. The Purchaser further confirms that this Agreement and the purchase of the Acquired Assets hereunder are not based on a promise or guarantee by the Seller or anybody on his behalf as to the technical or commercial success of the Purchaser or as to the future value and/or marketability of the Acquired Assets, and there is no assurance or guarantee that forward-looking plans or projections, or planned products, will materialize or achieve the projected or expected results, nor is there any assurance or guarantee that past business results of the Company will be matched or exceeded by the Purchaser.

3.08 CSO Rules. The Purchaser is aware that the purchase of the Acquired Assets creates the following obligations regarding R&D support previously granted by the CSO to the Company: (i) the Purchaser will be required to pay royalties to the CSO on sale of products by the Purchaser, if the development of such products was supported by the CSO (whether prior to or after the Closing Date), and (ii) applicable law in Israel prohibits transfer of know-how and technology created through the support of the CSO, and prohibits transfer of manufacture rights for products based on such know-how and technology, except with the prior written approval of the CSO. Purchaser hereby confirms that upon transfer of the Acquired Assets to the Purchaser, it shall comply with and abide by the rules and regulations that presently apply to the Company.

ARTICLE IV.
COVENANTS OF SELLER AND PURCHASER

The Seller and the Purchaser hereto agree that:

4.01 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Seller and the Purchaser will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement by January 4, 2008. The Seller and the Purchaser each agree to execute and deliver such other documents, certificates, agreements, corporate and shareholder approvals, and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement by January 4, 2008, but without expanding the obligations and responsibilities of any party hereunder.

4.02 Compliance with Laws. Each party shall comply fully with all laws, rules, and regulations applicable to it and the performance of its obligations under this Agreement, including laws and regulations dealing with payments, gifts, and gratuities.

4.03 Certain Filings. The Seller and the Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

4.04 Public Announcements. The parties shall not issue any press release or otherwise announce this transaction without mutual agreement to the terms of the press release, or make any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or the regulations of any stock exchange or other trading market, in which case the disclosing party shall provide the other parties with reasonable notice and reasonable opportunity to comment upon such disclosure.

4.05 Notice of Developments. Each party to this Agreement will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties under this Agreement.

ARTICLE V.
CLOSING

5.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such location as may be agreed by the Purchaser and the Seller, on or before January 4, 2008, or such other date as the parties mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing may take place by delivery and exchange of documents by facsimile or electronic mail with originals to follow by overnight courier. The Closing notwithstanding, the provisions of the last paragraph of Section 1.02 above shall apply.

5.02 Deliveries and Actions by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser:

(a) the confirmation of the CSO for transfer to the Purchaser, as described in Section 2.02(b) above;

(b) the waiver by PAR of the option described in Section 2.02(c) above, or the written declaration of the Company that such option has expired due to non-exercise until the expiration of the option period, and is of no force;

(c) a certificate of valid and subsisting status of the Company, certified by the Company’s legal counsel;

(d) such other separate instruments of sale, assignment or transfer reasonably required by the Purchaser;

(e) a certificate to the effect that each of the conditions specified in this Section 5.02 have been satisfied in all respects.

5.03 Deliveries and Actions by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller unless otherwise specified:

(a) the full Purchase Price, as described in Section 1.02 above;

(b) a certificate of the Secretary or Assistant Secretary of the Purchaser, certifying as to (i) the valid and lawful existence of the Purchaser, (ii) the incumbency of all officers of the Purchaser executing this Agreement and any agreement executed in connection herewith and (iii) the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby;

(c) a certificate of valid and subsisting status of the Purchaser certified by the Purchaser’s legal counsel;

(d) a certificate to the effect that each of the conditions specified in this Section 5.03 have been satisfied in all respects.

ARTICLE VI.
INDEMNIFICATION

6.01 Indemnification by the Seller. The Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and each of its officers, directors, stockholders (RxElite), partners, members, employees, agents and affiliates (collectively, “Purchaser Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (including diminution in value), strict liability, Environmental Responsibility, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Purchaser Damages”) arising out of or resulting from:

(a) any breach of any representation or warranty the Seller has made in this Agreement;

(b) any breach by the Seller of any of his covenants or obligations in this Agreement; and

(c) any allegation by a third party of any of the foregoing.

The Seller will not be liable for indemnification arising under this Section for any Purchaser Damages of or to any Purchaser Indemnified Person entitled to indemnification from the Seller unless the aggregate amount of such Purchaser Damages for which the Seller would be liable exceeds $50,000, in which case the Seller will be liable for all Purchaser Damages incurred by Purchaser Indemnified Persons including such $50,000, up to the maximum liability amount as set forth below.

The maximum indemnification liability of the Seller (whether arising in law or equity, in contract, tort or any other theory of law) towards any and all Purchaser Indemnified Persons for any Purchaser Damages giving rise to such indemnification, shall not exceed an aggregate amount (for all Purchaser Indemnified Persons and for all Purchaser Damages) of US$620,000 (six hundred and twenty thousand US Dollars) and 2,000,000 (Two Million) Shares of RxElite, Inc. Stock; and the Purchaser hereby waives, on its own behalf and on behalf of all Purchaser Indemnified Persons, any excess amounts of Purchaser Damages. Furthermore, no claim for indemnification may be made after expiration of the survival period as per Section 7.01 below (18 months following the Closing Date). The aforesaid limited liability constitutes the sole and exclusive remedy for the Purchaser Indemnified Persons for any breach by the Seller of any and all representations, warranties and covenants under and arising from this Agreement. The aforesaid limitations shall not apply in the case of fraud or intentional misrepresentation by the Seller. As to the 2 million shares of RxElite stock mentioned above: if Seller becomes obligated under the aforesaid indemnification undertaking, Seller will use for that purpose some of the shares that are to be issued to Dr. A. Gutman in the framework of the Assignment and Non-Competition Agreement of even date.

6.02 Indemnification by the Purchaser. The Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and each of its officers, directors, stockholders (Gutman), partners, members, employees, agents and affiliates (collectively, “Seller Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (including diminution in value), strict liability, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Seller Damages”) arising out of or resulting from:

(a) any breach of any representation or warranty the Purchaser has made in this Agreement;

(b) any breach by Purchaser of its covenants or obligations in this Agreement; and

(c) any allegation by a third party of any of the foregoing.

The maximum indemnification liability of the Purchaser (whether arising in law or equity, in contract, tort or any other theory of law) towards any and all Seller Indemnified Persons for any Seller Damages giving rise to such indemnification, shall not exceed an aggregate amount (for all Seller Indemnified Persons and for all Seller Damages) of US$620,000 (six hundred and twenty thousand US Dollars); and the Seller hereby waives, on its own behalf and on behalf of all Seller Indemnified Persons, any excess amounts of Seller Damages. Furthermore, no claim for indemnification may be made after expiration of the survival period as per Section 7.01 below (18 months following the Closing Date). The aforesaid limited liability constitutes the sole and exclusive remedy for the Seller Indemnified Persons for any breach by the Purchaser of any and all representations, warranties and covenants under and arising from this Agreement. The aforesaid limitations shall not apply in the case of fraud or intentional misrepresentation by the Purchaser, and shall not apply to breach of the obligation to pay the full amount of the Purchase Price.

6.03 Indemnification Procedure for Third-Party Claims. Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the institution of any legal proceeding, or of any claim or demand, asserted by a third party (a “Third Party Claim”) against the Indemnified Party with respect to which a claim for indemnification is to be made pursuant to Section 6.01 or 6.02 herein, the Indemnified Party shall give written notice to the other party (the “Indemnifying Party”) of such Third Party Claim. The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of such assumption of defense, and provided that the Indemnifying Party continues to diligently pursue such defense, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. Notwithstanding the foregoing, an Indemnified Party shall in all cases be entitled to control its defense, including the selection of separate counsel (at the cost and expense of the Indemnifying Party), of any Third Party Claim if such claim: (i) may result in injunctions or other equitable remedies in respect of the Indemnified Party which would affect its business or operations in any materially adverse manner; (ii) may result in material liabilities which may not be fully indemnified hereunder; (iii) may have a significant adverse impact on the business or the financial condition of the Indemnified Party (including a Material Adverse Effect on the tax liabilities, earnings or ongoing business relationships of the Indemnified Party) even if the Indemnifying Party pays all indemnification amounts in full or (iv) the anticipated defendants in any such situation, proceeding or action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to the Indemnifying Party. No Indemnifying Party will enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement (a) requires solely the payment of money damages by the Indemnifying Party and (b) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party and the persons for whom the Indemnified Party is acting or who are acting on behalf of the Indemnified Party from all liability in respect of the proceeding giving rise to the Third Party Claim.

6.04 Limitations on Indemnification. Without prejudice to the limitation provisions of Sections 6.01 and 6.02 above, and except in the case of actual fraud by a party hereto, no party shall be liable under this Agreement for special, punitive, exemplary, consequential, or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Laws or otherwise, and whether or not arising from the other party’s sole, joint or concurrent negligence, strict liability or other fault.

ARTICLE VII.
MISCELLANEOUS

7.01 Survival. The representations and warranties of the Purchaser and the Seller contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date.

7.02 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, telecopy, e-mail or similar writing) and shall be deemed given when delivered:

If to Purchaser, to:	Jonathan Houssian
CEO and President
RxElite Inc.
1404 North Main Street
Suite 200
Meridian, Idaho 83642
Telecopier: (208) 288-1191
Telephone: (208) 288-5550

with a copy (which shall not constitute notice) to:

Haynes and Boone, L.L.P.
152 East 53rd Street, 49th Floor
New York, New York
Attention: Harvey Kesner, Esq.
Telecopier: (212) 884-8233
Telephone: (212) 659-4973

If to Seller, to:	Dr. Arie Gutman
33 Narkissim Street
Nesher 36601, Israel
Telecopier: +972-4-8343341
Telephone: +972-52-4733833

with a copy (which shall not constitute notice) to:

Primes, Shiloh, Givon Meir - Law Firm
16, Derech Hayam (Sea Road)
Haifa 34741, Israel
Attention: Yesha Primes, Adv.
Telecopier: +972-4-8381401
Telephone: +972-4-8388332

Each of the above persons may change their address or facsimile number or telephone number by notice to the other persons in the manner set forth above.

7.03 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Purchaser and the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the existence of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Purchaser or the Seller, depending on which such party incurred or directed the incurrence of such cost or expense.

7.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party to this Agreement may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto provided further that Purchaser may assign its rights and obligations under this Agreement to any of its subsidiaries or Affiliates, but no such assignment shall relieve Purchaser of its obligations hereunder which shall thereafter be joint and several as between Purchaser and its assignee. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.06 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel without regard to any provision thereof that would require the application of the law of any other jurisdiction. Each party hereby submits to the exclusive jurisdiction of the courts of the State of Isarel.

7.07 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

7.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signature pages shall have the same legal effect as signed originals. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

7.09 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, and any other documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

7.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The following rules of construction shall apply to this Agreement:

(a) Any reference to any federal, state, provincial or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) All uses of “include,” “including” or words or phrases of similar import shall be deemed to be followed by “without limitation.”

(c) The headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

(d) Unless otherwise provided, all references in this Agreement to “Articles” and “Sections” are to articles and sections of this Agreement; and all references to “Exhibits”, “Schedules” or “Annexes” are to exhibits, schedules or annexes attached to this Agreement, each of which is made a part of this Agreement for all purposes.

(e) Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words or phrases of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.

(f) Capitalized terms which are defined herein shall have the specified meaning regardless of whether any usage appears before or after the place where a term is defined.

(g) Terms defined in the singular shall have the corresponding meaning when used in the plural and vice versa. Any definition of one part of speech of a word, such as definition of the noun form of that word, shall have a comparable or corresponding meaning when used as a different part of speech, such as the verb form of that word.

(h) Unless the context otherwise requires, references to agreements shall be deemed to mean and include such agreements as the same may be amended, supplemented and otherwise modified from time to time, and references to parties to agreements shall be deemed to include the permitted successors and assigns of such parties.

(i) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles in the United States and Israel, except where such principles are inconsistent with the specific provisions of this Agreement or any applicable law.

7.11 Severability. Any part of this Agreement which is found to be void, invalid, illegal or unenforceable, shall be severed from this Agreement and ineffective to the extent of that voidness, invalidity, illegality or unenforceability. Such voidness, invalidity, illegality or unenforceability will not invalidate, affect or impair the remaining provisions of this Agreement. If a court of competent jurisdiction determines that the terms in respect of which covenants in this Agreement are to be entered are unreasonable or unenforceable for any reason, then this Agreement shall be reread and construed with such terms, as may be applicable, as determined to be reasonable by a court of competent jurisdiction and the Agreement shall be amended and construed accordingly hereby.

7.12 Certain Definitions.

“Accounts Payable” shall mean (a) all trade accounts payable and other rights of customers of the Company to receive payment and the full benefit of all security for such accounts or rights to payment, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered by the customers of the Company, (b) all other accounts or notes payable of Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (b) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” shall have the meaning assigned to such term in Section 1.01.

“Affected Employees” shall have the meaning assigned to such term in Section 2.14(a).

“Affiliate” shall mean, with respect to a Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by Contract or credit arrangements or otherwise.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Assignment, Assumption and No-Compete Agreement” shall have the meaning assigned to such term in the preamble.

“Business” shall have that meaning assigned to such term in the preamble.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the City of New York, New York, are authorized or obligated to close.

“Business Facility” includes any building, enclosure, improvement, vacant land, lot, wharf, dock or other facility or property of any kind (whether real or personal) which the Company leases, operates, owns, or manages in any manner as of the Closing Date or which the Company leased, operated, owned or managed in any manner on or prior to the Closing Date.

“Closing” shall have the meaning assigned to such term in Section 5.01.

“Closing Date” shall have the meaning assigned to such term in Section 5.01.

“Company” shall have the meaning assigned to such term in the preamble.

“Competing Business” shall have the meaning assigned to such term in Section 2.17(b).

“Contracts” shall have the meaning assigned to such term in Section 2.12.

“Encumbrances” means any mortgages, pledges, liens, encumbrances, charges or other security interests.

“GAAP” shall have the meaning assigned to such term in Section 2.05.

“Governmental Authority” means any nation, province, state, county, municipality or any other political subdivision of any of the foregoing, including (A) any court, governmental department, tribunal, arbitrator or panel of arbitrators, authority, agency, body, board, bureau, commission, official or other instrumentality of the United States of America or any nation, state, province, county, city or other political subdivision or similar governing entity, (B) any person or entity exercising executive, legislative, regulatory, judicial or administrative functions and (C) any governmental, quasi-governmental or non-governmental body (whether executive, legislative, judicial or administrative) administering, regulating or having general oversight over the Business.

“Improvements” shall mean any development of the Real Property.

“Indebtedness” when used with respect to the Company shall mean, without duplication: (a) indebtedness created, issued or incurred by the Company or its Subsidiaries for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of the Company or its Subsidiaries to pay the deferred purchase or acquisition price of property or services, other than Accounts Payable arising, and accrued expenses incurred, in the ordinary course of business; (c) obligations of the Company or its Subsidiaries in respect of letters of credit, surety bonds or similar instruments; and (d) any guarantee or other credit support obligation issued or provided by the Company or its Subsidiaries, including any obligation of the Company or its Subsidiaries to directly or indirectly support the credit of another entity which is secured by a Lien on any assets of the Company or its Subsidiaries, even if the respective indebtedness so secured has not been assumed by the Company or its Subsidiaries.

“Indemnified Party” shall have the meaning assigned to such term in Section 7.04.

“Indemnifying Party” shall have the meaning assigned to such term in Section 7.04.

“Intellectual Property Assets” means all software, inventions, art works, patents, patent applications, processes, shop rights, formulas, brand names, trade secrets, know-how, service marks, trade names, trademarks, trademark applications, copyrights, source and object codes, customer lists, drawings, ideas, algorithms, processes, computer software programs or applications (in code and object code form), tangible or intangible proprietary information and any other intellectual property and similar items and related rights owned by or licensed to the Seller or used in the Business, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof.

“Interim Balance Sheet” shall have the meaning assigned to such term in Section 2.05.

“Inventories” shall mean all inventories of the Company, wherever located, including all finished goods, works in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

“Lease” shall mean any lease or rental agreement pertaining to the occupancy by the Company or the use by the Business of any space on any Real Property.

“Leased Premises” shall mean any Real Property subject to a Lease.

“Legal Requirement” shall mean any national, federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty or decision or order of any applicable Governmental Authority.

“Liabilities” shall mean with respect to any Person, any liability or obligation of such Person that is required to be accrued on the financial statements of such Person.

“Losses” means all damage, loss, liability and expense, including, without limitation, penalties, interest, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding incurred or suffered by any of the Indemnified Parties arising out of any breach of any representation or warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement.

“Material Adverse Effect” with respect to any Person shall mean any change or effect (or any development that, insofar as can reasonably be foreseen, could reasonably be expected to result in any change or effect) that could reasonably be expected to be materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of that person and its subsidiaries, taken as a whole and without limiting the foregoing, such term shall in any case mean an effect or change that adversely affects or impairs the value, ownership or operation of any asset by, or creates a liability for, an amount greater than $100,000.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permits” shall have the meaning assigned to such term in Section 2.13.

“Permitted Encumbrances” shall mean:

(a) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for which a deposit has been set aside that is being transferred to Purchaser at Closing).

(b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein which are covered by title insurance;

(c) liens for taxes either not due and payable or due but for which notice of assessment has not been given; and

(d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served upon the Seller pursuant to law or that relate to obligations not due or delinquent.

“Person” means an individual or a corporation, company, limited liability company, sole proprietorship, joint venture, partnership, trust, estate, unincorporated organization, association, or other entity.

“Purchaser” shall have the meaning assigned to such term in the preamble.

“Purchaser Damages” shall have the meaning assigned to such term in Section 6.01.

“Purchaser Indemnified Persons” shall have the meaning assigned to such term in Section 6.01.

“Purchase Price” shall have the meaning assigned to such term in Section 1.02.

“Real Property” shall mean all real property controlled by the Company.

“Records” shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Documents” shall have the meaning assigned to such term in Section 2.02(a).

“Seller” shall have the meaning assigned to such term in the preamble.

“Seller Damages” shall have the meaning assigned to such term in Section 6.02.

“Seller Indemnified Persons” shall have the meaning assigned to such term in Section 6.02.

“Subsidiary” shall mean any Person which is owned or controlled by the Company.

“Tangible Personal Property” shall mean all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Company (wherever located and whether or not carried on Company’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means any national, federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum or other tax of any kind whatsoever, including without limitation, any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including without limitation, any schedule or attachment thereto, and including, without limitation, any amendment thereof.

“Third Party Claim” shall the meaning assigned to such term in Section 7.04.

“Third Party Intellectual Property Assets” shall have the meaning assigned to such term in Section 2.09.

“Year End Financial Statements” means the December 31, 2006 Financial Statements of the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written but executed on the dates set forth below.

PURCHASER: RXELITE ISRAEL LTD.

By: Jonathan Houssian and Earl Sullivan
Its Authorized Officers

SELLER: FINETECH LABORATORIES LTD.

By: Dr. Arie Gutman, CEO